Exhibit 21.1

Subsidiaries of ev3 Inc.

Name	State or Other Jurisdiction of Incorporation or Organization	Name Under Which Does Business
Micro Therapeutics, Inc.	Delaware	ev3 Neurovascular
Dendron GmbH	Germany	N/A
ev3 Endovascular, Inc.	Delaware	ev3 Inc.
EndiCOR Medical, Incorporated	Delaware	N/A
ev3 Technologies, Inc.	Delaware	N/A
ev3 Sunnyvale, Inc.	California	N/A
ev3 Peripherals, Inc.	Minnesota	N/A
ev3 Santa Rosa, Inc.	California	N/A
ev3 International, Inc.	Delaware	N/A
ev3 B.V.	Netherlands	N/A
ev3 K.K.	Japan	N/A
ev3 S.r.l.	Italy	N/A
ev3 Australia Pty Limited	Australia	N/A

ev3 Canada, Inc.	Canada	N/A
ev3 SAS	France	N/A
ev3 Europe SAS	France	N/A
ev3 GmbH	Germany	N/A
ev3 Technologies Iberica, S.L.	Spain	N/A
ev3 Nordic AB	Sweden	N/A
ev3 Limited	United Kingdom	N/A
Listo Comércio E Consultoria LTDA	Brazil	N/A